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                                                                     EXHIBIT 5.1

[HELLER EHRMAN LLP LOGO]

July 22, 2005                                               Main +1.858.450.8400
                                                             Fax +1.858.450.8499


The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

RE: THE IMMUNE RESPONSE CORPORATION REGISTRATION STATEMENT ON FORM S-1 FOR 23,150,912 SHARES OF COMMON STOCK

Ladies and Gentlemen:

      We have acted as counsel to The Immune Response Corporation, a Delaware corporation (the "COMPANY"), in connection with the registration statement on Form S-1 (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "ACT"), covering the resale of an aggregate of 23,150,912 shares of Common Stock, which include (i) 22,411,474 shares of Common Stock (the "SEDA SHARES"), which may be issued by the Company under the terms of the Standby Equity Distribution Agreement dated July 15, 2005 between the Company and Cornell Capital Partners, LP (the "SEDA"), (ii) 725,353 shares of Common Stock, which were issued to Cornell Capital Partners, LP as a commitment fee on July 15, 2005 (the "COMMITMENT SHARES") and (iii) 14,085 shares of Common Stock, which were issued to Monitor Capital, Inc. as a placement agent fee on July 15, 2005 (the "PLACEMENT AGENT SHARES," and collectively with the Commitment Shares, the "ISSUED SHARES").

      This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

      We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

      Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Issued Shares have been duly authorized and are legally issued, fully paid and non-assessable, and (ii) the SEDA Shares have been duly authorized and if, as and



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[HELLER EHRMAN LLP LOGO]                         The Immune Response Corporation
                                                                   July 22, 2005
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when the SEDA Shares are issued in accordance with the terms of the SEDA
(including payment of the purchase price therefor and, to the extent 8,959,705 SEDA Shares shall already have been issued, including stockholder approval of further issuances of SEDA Shares), the SEDA Shares will be legally issued, fully paid and non-assessable.

      This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

      We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

      In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the SEDA, the SEDA Shares or the Issued Shares.

                                        Very truly yours,

                                        /s/ Heller Ehrman LLP